                                                                       EXHIBIT 2


                          [EQUITY GROUP LETTERHEAD]

                                        May 20, 1997

Jacor Communications, Inc.
50 East RiverCenter Boulevard
12th Floor
Covington, Kentucky 41011

Ladies and Gentlemen:

        In connection with the sale of 673,628 Shares of Common Stock of Jacor Communications, Inc. pursuant to that certain Stock Purchase Agreement, dated May 16, 1997, by and between Jacor Communications, Inc. and its Subsidiaries, on the one hand, and affiliated designees of Equity Group Investments, Inc., on the other, this is to advise you that the affiliated designees of Equity Group Investments, Inc. are as follows:

        1. Samstock, L.L.C., a Delaware limited liability company, as to 437,858 Shares (Fed. Tax I.D. 36-4156890)

                        Suite 600
                        2 North Riverside Plaza
                        Chicago, Illinois 60606

        2. ANDA Partnership, an Illinois general partnership, as to 235,770 Shares (Fed. Tax I.D. 88-0132846)

                        Suite 1500
                        2 North Riverside Plaza
                        Chicago, Illinois 60606

                                        Very truly yours,

                                        EQUITY GROUP INVESTMENTS, INC.

                                        By: Donald J. Liebentritt
                                           ---------------------------
                                           Title:  Vice President

                                Page 15 of 23